EXHIBIT 12.1



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

                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (in thousands, except ratio amounts)


                                    For the Three Months Ended
                                            March 31,                     For the Year Ended December 31,
                                    --------------------------        --------------------------------------
                                       2000             1999            1999           1998          1997
                                    ----------       ---------        ---------     ---------     ----------

Income Before
   Extraordinary Item                $ 29,534         $ 22,896         $111,929      $ 87,982      $ 59,153
Fixed Charges                           8,828            9,935           37,352        21,751        15,534
                                     --------         --------         --------      --------      --------
Adjusted Earnings                    $ 38,362         $ 32,831         $149,281      $109,733      $ 74,687
                                     ========         ========         ========      ========      ========

Fixed Charges:
   Interest on indebtedness and
     amortization of deferred
     finance costs                   $  8,828         $  9,935         $ 37,352      $ 21,751      $ 15,534
                                     --------         --------         --------      --------      --------
Total Fixed Charges                  $  8,828         $  9,935         $ 37,352      $ 21,751      $ 15,534
                                     ========         ========         ========      ========      ========
Ratio of Earnings to Fixed
   Charges                              4.35x            3.30x            4.00x         5.04x         4.81x
                                     ========         ========         ========      ========      ========


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